Exhibit 99.1

Talmer Bancorp, Inc. reports first quarter 2015 net income of $9.4 million, representing $0.12 of earnings per diluted average common share

Successfully completed and integrated the acquisition of First of Huron Corporation (Signature Bank)

 Talmer Bancorp, Inc. declares cash dividend on common stock of $0.01 per share

TROY/April 30, 2015 — Talmer Bancorp, Inc. (NASDAQ: TLMR) (“Talmer”) today reported first quarter 2015 net income of $9.4 million, compared to $12.5 million for the fourth quarter of 2014 and $38.2 million for the first quarter of 2014.  Earnings per diluted common share were $0.12 for the first quarter of 2015, compared to $0.16 for the fourth quarter of 2014 and $0.52 for the first quarter of 2014. The first quarter of 2014 included a $42.0 million bargain purchase gain related to the acquisition of Talmer West Bank.  In addition, the Board of Directors of Talmer declared a cash dividend on its Class A common stock of $0.01 per share on April 29, 2015.  The dividend will be paid on May 22, 2015, to our Class A common shareholders of record as of May 11, 2015.

Talmer Bancorp President and CEO David Provost commented, “We continue to execute on our strategic plans to build a leading Midwest community bank.  In February, we completed the acquisition of First of Huron Corp., and its wholly-owned bank subsidiary, Signature Bank, and additionally completed the operational integration of Talmer West Bank.  We are excited to welcome the employees and customers of Signature Bank and build upon our franchise in the thumb area of Michigan.  We are pleased with our core operating results for the quarter and note that our reported earnings were significantly impacted by two substantial non-core items:  $3.3 million of transaction and integration related expenses and a $4.1 million detriment to earnings due to the change in fair value of our loan servicing rights.  The negative impact to our earnings per diluted common share for the first quarter of 2015 from these non-core items was approximately $0.07 per diluted common share.  We expect to see an incremental improvement in our core operating efficiency in the second quarter reflecting the success of integrating our two most recent acquisitions.  Our team remains optimistic about the substantial growth opportunities in our existing markets and continues to be well-prepared to pursue additional acquisitions.”

Quarterly Results Summary

(Dollars in thousands, except per share data)	1st Qtr 2015	4th Qtr 2014	1st Qtr 2014
Earnings Summary
Net interest income	$51,036	$51,463	$48,205
Total provision for loan losses	1,993	2,994	3,926
Noninterest income	21,430	15,834	57,740
Noninterest expense	56,595	48,098	65,448
Income before income taxes	13,878	16,205	36,571
Income tax provision (benefit)	4,441	3,703	(1,656)
Net income	9,437	12,502	38,227

Per Share Data
Diluted earnings per common share	$0.12	$0.16	$0.52
Tangible book value per share (1)	10.38	10.61	9.82
Average diluted common shares (in thousands)	75,103	75,759	73,377

Performance and Capital Ratios
Return on average assets	0.62%	0.85%	2.75%
Return on average equity	4.97	6.63	22.15
Net interest margin (fully taxable equivalent) (2)	3.80	3.89	3.95
Core efficiency ratio (1)	68.60	67.09	82.12
Tangible average equity to tangible average assets (1)	12.32	12.67	12.17
Tier 1 leverage ratio (3)	11.66	11.56	11.13
Tier 1 risk-based capital (3)	13.07	15.20	16.54
Total risk-based capital (3)	14.11	16.44	17.60

(1) See section entitled “Reconciliation of Non-GAAP Financial Measures.”

(2) Presented on a tax equivalent basis using a 35% tax rate for all periods presented.

(3) First quarter 2015 is estimated.

First Quarter 2015 Compared to Fourth Quarter 2014

•                  Net income was $9.4 million, or $0.12 per diluted average common share, in the first quarter of 2015, compared to $12.5 million, or $0.16 per diluted average common share, for the fourth quarter of 2014.  The decline in net income in the first quarter of 2015 was primarily due to an increase of $3.0 million in transaction and integration related expenses related to the acquisition of First of Huron Corp. and the operational integration of Talmer West Bank.

•                  Net total loans increased during the first quarter of 2015 by $227.3 million.  During the first quarter of 2015, Talmer Bank and Trust’s net total loans grew by $245.1 million, as a result of $163.0 million of loans acquired at fair value in the Signature Bank transaction and $114.5 million of other net uncovered loan growth (loans not covered by loss share agreements with the FDIC), partially offset by $25.5 million of net covered loan run-off (loans covered by loss share agreements with the FDIC) and $6.9 million of run-off of loans acquired in the Signature Bank transaction.  Talmer West Bank experienced net loan run-off of $17.8 million in the first quarter of 2015.

•                  Total deposits increased $229.7 million, to $4.8 billion as of March 31, 2015, compared to December 31, 2014.  Total deposit growth included $201.5 million of deposits acquired at fair value in the Signature Bank transaction, in addition to growth in demand deposits of $108.8 million, time deposits of $76.8 million, and money market and savings deposits of $25.3 million.  These increases were partially offset by a substantial decline in other brokered funds of $182.7 million.  The strong growth in core deposit balances and the decreases in non-core deposit balances were reflective of management’s drive to increase core deposit growth achieved through programs promoted in the first quarter of 2015.

•                  Net interest income decreased slightly to $51.0 million in the first quarter of 2015, compared to $51.5 million in the fourth quarter of 2014, as the benefit provided by the $187.4 million of average loan increase was more than offset by an increase in negative accretion of the FDIC indemnification asset of $1.7 million.  Our net interest margin declined nine basis points to 3.80% in the first quarter of 2015, compared to 3.89% in the fourth quarter of 2014, due in large part to the increased negative accretion of the FDIC indemnification asset.  Exclusive of the benefit of excess accretable yield and negative yield on the FDIC indemnification asset, discussed in detail below, our core net interest margin in the first quarter of 2015 was 3.76% compared to 3.64% in fourth quarter of 2014.

•                  Noninterest income increased $5.6 million to $21.4 million in the first quarter of 2015, compared to the fourth quarter of 2014.  The increase is primarily the result of an increase in accelerated discount on acquired loans of $4.5 million and a $3.7 million increase in net gain on sales of loans as our residential loan origination and sales volume increased in the quarter.  Non-interest income was negatively impacted by a detriment to earnings of $4.1 million due to the change in the fair value of loan servicing rights, which is the key driver of the $1.3 million of negative income for mortgage banking and other loan fees.

•                  Noninterest expense increased $8.5 million, to $56.6 million in the first quarter of 2015, compared to the fourth quarter of 2014.  The increase in noninterest expense includes an increase in transaction and integration related expenses of $3.0 million primarily related to the acquisition of First of Huron Corp., an increase of $2.2 million in other real estate owned and repossessed assets valuation expense, and, to a lesser extent, a seasonal increase in payroll tax expense and the addition of operating expenses from the acquisition of Signature Bank.

•                  Total shareholder’s equity of $753.9 million as of March 31, 2015, decreased $7.8 million compared to December 31, 2014.  The decrease is primarily the result of our repurchase of warrants to purchase 2.5 million shares of Class A common stock for $19.9 million, partially offset by first quarter of 2015 net income of $9.4 million.

Income Statement

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2015 was $51.0 million, compared to $51.5 million in the prior quarter.  Our net interest margin was 3.80% in the first quarter of 2015, a decrease of nine basis points from 3.89% in the fourth quarter of 2014.  The decline in our net interest margin in the first quarter was due to a combination of several factors.  The largest factors affecting the change in our net interest margin were the negative impact of an increase in negative accretion of the FDIC indemnification asset as we continue to experience increases in cash flow expectations on covered loans as a result of our quarterly re-estimations and a decline in the benefit provided by our higher yielding covered loan portfolio significantly comprised of purchased credit impaired loans as the balances continue to run-off. These negative impacts were partially offset by an increase in the yield on our uncovered loans due to a combination of a shift in the composition of loans to a higher percentage of commercial loans, which generally have higher yields than residential mortgage loans, and an increase in the benefit provided from discount accretion on our purchased credit impaired loan portfolio.

Our net interest margin benefitted from discount accretion on our purchased credit impaired loan portfolio, a component of the accretable yield.  The accretable yield for purchased credit impaired loans includes both the expected coupon of the loan and the discount accretion, and is recognized as interest income over the expected remaining life of the loans.  For the first quarter of 2015 and the fourth quarter of 2014, the yield on uncovered loans was 4.90% and 4.71%, respectively, while the yield generated using only the expected coupon would have been 4.36% and 4.25%, respectively.  For the first quarter of 2015 and the fourth quarter of 2014, the yield on covered loans was 12.83% and 13.03%, respectively, while the yield generated using only the expected coupon would have been 7.44% and 6.20%, respectively.  The difference between the actual yield earned on total loans and the yield generated based on the contractual coupon (not including any interest income for loans in nonaccrual status) represents excess accretable yield.  Our net interest margin is also adversely impacted by the negative yield on the FDIC indemnification asset.  Because our quarterly cash flow re-estimations have continued to result in improvements in the overall expected cash flows on covered loans, our expected payment from the FDIC under our loss share agreements has declined, resulting in a negative yield on the FDIC indemnification asset.  This negative yield on the FDIC indemnification asset partially offsets the benefits provided by the excess accretable yield.  This negative yield was 60.0%, representing $9.3 million, for the first quarter of 2015 compared to 38.41%, representing $7.5 million, for the fourth quarter of 2014.  The combination of the excess accretable yield on both covered and uncovered loans, offset by the negative yield on the FDIC indemnification asset, benefitted net interest margin by four basis points in the first quarter of 2015 compared to 25 basis points the fourth quarter of 2014.  Therefore, excluding the benefit of excess accretable yield and negative yield on the FDIC indemnification asset, our net interest margin in the first quarter of 2015 was 3.76% compared to 3.64% in fourth quarter of 2014.  The increase in the core net interest margin in the first quarter of 2015 is primarily due to an increase in the yield on our uncovered loans due to a shift in the composition of loans to a higher percentage of commercial loans, which generally have higher yields than residential mortgage loans.

Noninterest Income

Noninterest income increased $5.6 million to $21.4 million in the first quarter of 2015, compared to the fourth quarter of 2014.  The increase is primarily the result of an increase in accelerated discount on acquired loans of $4.5 million and a $3.7 million increase in net gain on sales of loans as our residential loan origination and sales volume increased in the quarter.  Accelerated discount on acquired loans results from the accelerated recognition of a portion of the loan discount that would have been recognized over the expected life of the loan and occurs when a loan is paid in full or otherwise settled.  Partially offsetting these items was a decrease in other noninterest income of $840 thousand, an $824 thousand increase in the amounts due to the FDIC resulting from higher recoveries recognized included within “FDIC loss sharing income” and a decrease in mortgage banking and other loan fees of $396 thousand.  The decrease in mortgage banking and other loan fees was significantly impacted by a detriment to earnings of $4.1 million due to the change in the fair value of loan servicing rights.  In the fourth quarter of 2014, the change in the fair value of loan servicing rights was a detriment of $3.7 million. The changes in the fair value of loan servicing rights were due mainly to downward movements in market interest rate during those periods.

As we have noted in prior quarters, we have chosen not the hedge our investment in loan servicing rights.  Since our loan servicing rights are accounted for under the fair market value measurement method, decreases in interest rates generally result in a detriment to earnings due to an anticipated increase in prepayments speeds, whereas increases in interest rates generally result in a benefit to earnings due to the opposite effect.  The large majority of our servicing rights were acquired on January 1, 2013 at the time we acquired First Place Bank.  While there has been meaningful reported earnings volatility due to our decision not to hedge our loan servicing rights, the cumulative acquisition-to-date detriment to pre-tax earnings due to the decline in fair value has only been approximately $100 thousand given that the valuation expenses taken over the past few quarters were substantially offset by the valuation gains recognized during the year ended December 31, 2013.  If interest rates were to rise significantly, we expect we would implement a loan servicing rights hedge strategy to reduce potential earnings volatility going forward.

Noninterest Expense

Noninterest expense in the first quarter of 2015 increased $8.5 million, to $56.6 million in the first quarter of 2015, compared to the fourth quarter of 2014.  The increase in noninterest expense includes an increase in transaction and integration related expenses of $3.0 million, an increase of $2.2 million in other real estate and repossessed assets valuation expense, and, to a lesser extent, a seasonal increase in payroll tax expense and the addition of operating expenses from the acquisition of Signature Bank.

Our core efficiency ratio for the first quarter of 2015 was 68.60%, compared to 67.09% for the fourth quarter of 2014.  The slight increase in the ratio in the first quarter of 2015 primarily reflects the drag on the efficiency ratio as a result of the increase in negative accretion of the indemnification asset, an increase in other real estate and repossessed assets valuation expense, seasonally high payroll tax expense, and an increase in salary and employee benefits related to Signature Bank employees that were retained during the operational integration process.  These items were partially offset by an increase in accelerated discount on acquired loans.  The efficiency ratio is a measure of noninterest expense as a percent of net interest income and noninterest income.  The core efficiency ratio begins with the efficiency ratio and then excludes certain items deemed by management to not be related to regular operations.  The first quarter of 2015 core efficiency ratio excludes the fair value adjustment to our loan servicing rights of $4.1 million, transaction and integration related costs of $3.3 million and the FDIC loss sharing income, which was a detriment of $1.1 million.  The fourth quarter of 2014 core efficiency ratio excludes the fair value adjustment to our loan servicing rights of $3.7 million, transaction and integration related costs of $329 thousand and the FDIC loss sharing income, which was a detriment of $244 thousand.

Credit Quality

The total net provision for loan losses in the first quarter of 2015 decreased $1.0 million to $2.0 million, compared to $3.0 million in the fourth quarter of 2014.  The decrease in the net provision for loan losses was primarily due to additional relief of allowance resulting from unanticipated payments received on loans, a lesser amount of new loan originations compared to the fourth quarter of 2014 and a lower level of loan loss provisions resulting from our quarterly cash flow re-estimations on purchased credit impaired loans, partially offset by additional specific allowances based on the individual evaluation of certain loans.

The provision for loan losses on uncovered loans in the first quarter of 2015 decreased $2.2 million to $3.4 million, compared to the fourth quarter of 2014.  At March 31, 2015, the allowance for loan losses on uncovered loans was $34.5 million, or 0.83% of total uncovered loans, compared to $33.8 million, or 0.87% of total uncovered loans, at December 31, 2014.  The increase in allowance for loan losses on uncovered loans for the quarter was primarily due to impairment resulting from our quarterly re-estimation of cash flows for our uncovered purchased credit impaired loans, additional specific allowance based on the individual evaluation of certain loans and the impact of organic loan growth.  Because we record all acquired loans at fair value, we did not record an allowance for loan losses related to the acquired loans from Signature Bank on the acquisition date.

The net benefit for loan losses on covered loans in the first quarter of 2015 decreased $1.2 million to a benefit of $1.4 million, compared to the fourth quarter of 2014.  At March 31, 2015, the allowance for loan losses on covered loans was $18.0 million, or 5.66% of total covered loans, compared to $21.4 million, or 6.16% of total covered loans at December 31, 2014.  The decrease in allowance for loan losses on covered loans primarily reflects the relief of allowance resulting from payments received on covered loans previously carrying an allowance for loan loss, partially offset by impairment resulting from our quarterly re-estimations of cash flows for our covered purchased credit impaired loans.

During the first quarter of 2015, we completed re-estimations of cash flow expectations for purchased credit impaired loans acquired in each of our acquisitions, with the exception of Signature Bank since it was acquired during the quarter.  For the re-estimations, loans with changes in cash flow expectations resulted in net additional loan loss provisions of $2.7 million ($1.7 million covered and $1.0 million uncovered).  The re-estimations also resulted in a $29.4 million improvement in the gross cash flow expectations for purchased credit impaired loans, which will be recognized prospectively as an increase in the accretable yield.  The improvement in cash flows on covered loans will be partially offset by a continued reduction in the FDIC indemnification asset, which will impact future earnings through negative accretion.  For loans with cash flow expectation improvements, any previously recorded impairment is reversed with any additional increase in cash flows recognized prospectively as an increase in the accretable yield.

All of our acquired loan portfolios are continuing to perform significantly better than initially anticipated.  We believe improvements in performance are primarily due to the strengthening economy and the efforts made by our Special Assets team that manages our acquired loan portfolios.  Similar to the first quarter 2015 re-estimations, the prior re-estimations of cash flows have indicated better overall expected performance than originally anticipated at acquisition.

Balance Sheet and Capital Management

Total assets increased $407.7 million to $6.3 billion at March 31, 2015 compared to $5.9 billion at December 31, 2014.  The acquisition date fair value of assets acquired in our acquisition of First of Huron Corp. increased assets by $218.2 million after the $13.4 million of cash consideration paid.  The acquisition resulted in goodwill of $2.9 million that was recognized at acquisition date. The primary drivers of the increase in assets in the quarter ended March 31, 2015 were increases in cash and cash equivalents of $232.1 million and in net total loans of $227.3 million, partially offset by decreases of $26.9 million in loans held for sale, $16.3 million in the FDIC indemnification asset and $16.2 million in loan servicing rights.  The decrease in the FDIC indemnification asset primarily reflects the impact of $9.3 million of indemnification asset negative accretion, $5.0 million of claims filed for losses on covered loans and $1.7 million of indemnification write-off due to settlements and the results of our quarterly re-estimations of cash flow expectations for covered purchased credit impaired loans.   The decrease in loan servicing rights primarily reflects the sale of $12.7 million of loan servicing rights in the first quarter of 2015 and the $4.1 million decline due to the change in the fair value of loan servicing rights discussed previously.

Net total loans at March 31, 2015 increased $227.3 million to $4.4 billion, compared to $4.2 billion at December 31, 2014.  During the first quarter of 2015, Talmer Bank and Trust’s net total loans grew by $245.1 million resulting from $163.0 million acquired February 6, 2015 in our acquisition of First of Huron Corp. and $114.5 million of net uncovered loan growth, partially offset by $25.5 million of net covered loan run-off and $6.9 million of run-off of loans acquired in the Signature Bank transaction.  The net uncovered loan growth of $114.5 million was driven primarily by growth in our commercial and industrial and commercial real estate loan portfolios.  Talmer West Bank experienced net loan run-off of $17.8 million in the first quarter of 2015.  We continue to be focused on sourcing quality loan growth to overcome the run-off of higher-yielding acquired loans.  Acquired loans, which total $1.8 billion, or 40.9% of total loans, at March 31, 2015 are reported on the balance sheet at the contractual balance, net of remaining discount resulting from acquisition accounting and charge-offs taken since acquisition.

The FDIC indemnification asset balance was $50.7 million at March 31, 2015. Of this amount, we expect approximately $25.5 million to be collected from the FDIC and the remaining $25.2 million to be amortized prior to the end of the associated loss share agreements, as a result of expected improvements in cash flow expectations on covered loans. At March 31, 2015, the FDIC indemnification asset included approximately $3.9 million related to covered loans and approximately $93 thousand related to covered other real estate under loss share agreements that will expire at the end of the second quarter of 2015. Any losses on covered assets after the applicable loss share agreement expires will not be eligible for reimbursement from the FDIC. As such, to the extent that loss share coverage ends prior to the loss triggering event on a covered asset, impairment on any remaining FDIC indemnification asset associated with the covered asset would be required. Management is closely monitoring the outcome of anticipated losses on covered assets and has proactively reviewed the portfolios of covered loans and other real estate that are under loss share agreements that are expiring to evaluate the appropriateness of the associated remaining FDIC indemnification asset.

Total liabilities were $5.5 billion at December 31, 2014 compared to $5.1 billion at December 31, 2014.  The acquisition date fair value of liabilities assumed in our acquisition of First of Huron Corp. increased liabilities by $218.2 million.  The $415.4 million increase in liabilities in the quarter ended March 31, 2015 was primarily due to increases in total deposits of $229.7 million, long-term debt of $108.3 million and short-term borrowings of $81.0 million.  Total deposit growth included time deposits of $124.8 million, interest-bearing demand deposits of $123.3 million, money market and savings deposits of $87.7 million and noninterest-bearing demand deposits of $76.6 million, partially offset by a decrease in other brokered funds of $182.7 million.  The increase in long-term debt primarily reflects additional Federal Home Loan Bank (“FHLB”) advances entered into during the period.  The increase in short-term borrowings primarily reflects an increase in federal funds purchased of $126.0 million and a $20.0 million draw on our existing line of credit in order to facilitate the repurchase of warrants, partially offset by a decrease in short-term FHLB borrowings of $60.0 million.

Total shareholders’ equity of $753.9 million as of March 31, 2015, decreased $7.8 million compared to December 31, 2014.  The decrease is primarily the result of our repurchase of warrants to purchase 2.5 million shares of $19.9 million, partially offset by first quarter of 2015 net income of $9.4 million.  Our Tier 1 leverage ratio was 11.66% at March 31, 2015 compared to 11.56% at December 31, 2014.

Key Performance Goals

Our near-term focus continues to be on driving quality loan and core deposit growth and realizing additional operating synergies as we move toward fully integrating our acquired banks.  This includes the consolidation of back office processes, personnel and facilities and the wind-down of third party expenses associated with meeting regulatory compliance and system enhancements.  Recent increases in the level of merger activity in our market area offer the potential for additional opportunities to further leverage our capital position; however, we will remain disciplined in our evaluation of the risks and challenges in each and every deal.  The effective integration of operations and culture from previous acquisitions and the ongoing investment in core growth provide momentum in our pursuit of delivering a sustainable 1%+ core return on assets.

Conference Call and Webcast

Talmer Bancorp, Inc. will host a live conference webcast to review first quarter 2015 financial results at 10:00 a.m. ET on Thursday, April 30, 2015. The webcast may be accessed through Talmer’s Investor Relations page at www.talmerbank.com where a link will be provided. Interested parties may also access the conference call by calling (888) 317-6003 (event ID No. 5221748) or internationally at (412) 317-6061.  A replay of the webcast will be available for approximately 90 days after the event on Talmer’s Investor Relations page at www.talmerbank.com.

About Talmer Bancorp, Inc.

Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust and Talmer West Bank.  These banks, operating through branches and lending offices in Michigan, Ohio, Illinois, Indiana, Maryland and Nevada, offer a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Talmer Bancorp Inc.’s results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-looking Statements

Some of the statements in this press release and our conference call are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as:  “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.  Examples of forward-looking statements, including, among others, statements related to our future expectations, including all statements under the heading entitled “Key Performance Goals,” statements about further incremental improvements in our operating efficiencies in 2015, deposit growth, and loan growth. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to risks, uncertainties and other factors, such as a downturn in the economy, unanticipated losses related to the integration of, and accounting for, our acquisition transactions, access to funding sources, greater than expected noninterest expenses, volatile credit and financial markets both domestic and foreign, potential deterioration in real estate values, regulatory changes, excessive loan losses, as well as additional risks and uncertainties contained in the “Risk Factors” and the forward-looking statement disclosure contained in our Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements.  All forward-looking statements speak only as of the date on which it is made.  We undertake no obligation to update or revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Media Contact:	Investor Relations Contact:

Shellie Maitre	Bradley Adams

(248) 498-2858	(248) 498-2862

Talmer Bancorp, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2015	2014	2014

Assets
Cash and due from banks	$77,957	$86,185	$107,170
Interest-bearing deposits with other banks	303,926	96,551	318,368
Federal funds sold and other short-term investments	104,000	71,000	105,000
Total cash and cash equivalents	485,883	253,736	530,538
Securities available-for-sale	730,393	740,819	632,047
Federal Home Loan Bank stock	20,744	20,212	12,335
Loans held for sale, at fair value	66,556	93,453	75,931
Loans:
Residential real estate (includes $21.8 million, $18.3 million and $17.6 million respectively, measured at fair value)	1,474,042	1,426,012	1,267,714
Commercial real estate	1,404,906	1,310,938	1,147,793
Commercial and industrial	947,735	869,477	573,268
Real estate construction (includes $431 thousand, $1.2 million and $278 thousand respectively, measured at fair value)	140,893	131,686	143,569
Consumer	188,508	164,524	12,932
Total loans, excluding covered loans	4,156,084	3,902,637	3,145,276
Less: Allowance for loan losses - uncovered	(34,477)	(33,819)	(22,771)
Net loans - excluding covered loans	4,121,607	3,868,818	3,122,505
Covered loans	317,593	346,490	497,920
Less: Allowance for loan losses - covered	(17,988)	(21,353)	(38,000)
Net loans - covered	299,605	325,137	459,920
Net total loans	4,421,212	4,193,955	3,582,425
Premises and equipment	48,150	48,389	58,666
FDIC indemnification asset	50,702	67,026	119,045
Other real estate owned and repossessed assets	42,921	48,743	57,512
Loan servicing rights	54,409	70,598	77,892
Core deposit intangible	14,796	13,035	16,102
Goodwill	2,926	—	—
FDIC receivable	7,839	6,062	8,130
Company-owned life insurance	103,924	97,782	39,814
Income tax benefit	182,223	177,472	185,455
Other assets	47,273	40,982	29,684
Total assets	$6,279,951	$5,872,264	$5,425,576
Liabilities
Deposits:
Noninterest-bearing demand deposits	$964,163	$887,567	$950,671
Interest-bearing demand deposits	784,001	660,697	714,043
Money market and savings deposits	1,257,919	1,170,236	1,370,691
Time deposits	1,312,992	1,188,178	1,270,927
Other brokered funds	459,499	642,185	80,000
Total deposits	4,778,574	4,548,863	4,386,332
FDIC clawback liability	27,881	26,905	25,593
FDIC warrants payable	4,472	4,633	4,423
Short-term borrowings	216,747	135,743	89,562
Long-term debt	462,252	353,972	177,483
Other liabilities	36,172	40,541	39,155
Total liabilities	5,526,098	5,110,657	4,722,548
Shareholders’ equity
Preferred stock - $1.00 par value Authorized - 20,000,000 shares at 3/31/2015, 12/31/2014 and 3/31/2014 Issued and outstanding - 0 shares at 3/31/2015, 12/31/2014, and 3/31/2014	—	—	—
Common stock:
Class A Voting Common Stock - $1.00 par value Authorized -198,000,000 shares at 3/31/2015, 12/31/2014, and 3/31/2014 Issued and outstanding -70,938,113 shares at 03/31/2015, 70,532,122 shares at 12/31/2014, and 69,962,461 shares at 3/31/2014	70,938	70,532	69,962
Class B Non-Voting Common Stock - $1.00 par value Authorized - 2,000,000 shares at 3/31/2015, 12/31/2014, and 3/31/2014 Issued and outstanding - 0 shares at 3/31/2015, 12/31/2014, and 3/31/2014	—	—	—
Additional paid-in-capital	385,755	405,436	404,905
Retained earnings	290,520	281,789	230,576
Accumulated other comprehensive income (loss), net of tax	6,640	3,850	(2,415)
Total shareholders’ equity	753,853	761,607	703,028
Total liabilities and shareholders’ equity	$6,279,951	$5,872,264	$5,425,576

Talmer Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2015	2014

Interest income
Interest and fees on loans	$59,944	$53,501
Interest on investments
Taxable	2,323	1,866
Tax-exempt	1,615	1,965
Total interest on securities	3,938	3,831
Interest on interest-earning cash balances	86	216
Interest on federal funds and other short-term investments	165	140
Dividends on FHLB stock	245	222
FDIC indemnification asset	(9,250)	(6,718)
Total interest income	55,128	51,192
Interest Expense
Interest-bearing demand deposits	290	224
Money market and savings deposits	471	494
Time deposits	1,827	1,491
Other brokered funds	623	29
Interest on short-term borrowings	79	175
Interest on long-term debt	802	574
Total interest expense	4,092	2,987
Net interest income	51,036	48,205
Provision for loan losses - uncovered	3,412	6,424
Benefit for loan losses - covered	(1,419)	(2,498)
Net interest income after provision for loan losses	49,043	44,279

Noninterest income
Deposit fee income	2,320	3,298
Mortgage banking and other loan fees	(1,261)	1,085
Net gain on sales of loans	8,618	3,044
Bargain purchase gain	—	41,977
FDIC loss sharing income	(1,068)	(113)
Accelerated discount on acquired loans	8,198	6,466
Net loss on sales of securities	(107)	(2,310)
Other income	4,730	4,293
Total noninterest income	21,430	57,740

Noninterest expense
Salary and employee benefits	29,212	35,851
Occupancy and equipment expense	7,666	9,043
Data processing fees	1,854	1,740
Professional service fees	3,543	4,037
FDIC loss sharing expense	949	524
Bank acquisition and due diligence fees	1,412	2,929
Marketing expense	1,095	1,091
Other employee expense	934	643
Insurance expense	1,530	1,831
Other expense	8,400	7,759
Total noninterest expense	56,595	65,448
Income before income taxes	13,878	36,571
Income tax provision (benefit)	4,441	(1,656)
Net income	$9,437	$38,227

Earnings per share:
Basic	$0.13	$0.56
Diluted	$0.12	$0.52
Average common shares outstanding - basic	70,216	68,121
Average common shares outstanding - diluted	75,103	73,377

Total comprehensive income	$12,227	$43,808

Talmer Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

	2015	2014
(Dollars in thousands, except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Interest income
Interest and fees on loans	$59,944	$58,271	$58,128	$56,774	$53,501
Interest on investments
Taxable	2,323	2,263	2,241	2,139	1,866
Tax-exempt	1,615	1,610	1,444	1,213	1,965
Total interest on securities	3,938	3,873	3,685	3,352	3,831
Interest on interest-earning cash balances	86	94	159	171	216
Interest on federal funds and other short-term investments	165	126	130	131	140
Dividends on FHLB stock	245	177	177	291	222
FDIC indemnification asset	(9,250)	(7,539)	(6,663)	(5,506)	(6,718)
Total interest income	55,128	55,002	55,616	55,213	51,192
Interest Expense
Interest-bearing demand deposits	290	194	190	216	224
Money market and savings deposits	471	457	487	492	494
Time deposits	1,827	1,546	1,611	1,432	1,491
Other brokered funds	623	527	288	35	29
Interest on short-term borrowings	79	90	122	33	175
Interest on long-term debt	802	725	701	627	574
Total interest expense	4,092	3,539	3,399	2,835	2,987
Net interest income	51,036	51,463	52,217	52,378	48,205
Provision for loan losses - uncovered	3,412	5,655	7,784	3,219	6,424
Benefit for loan losses - covered	(1,419)	(2,661)	(6,275)	(7,321)	(2,498)
Net interest income after provision for loan losses	49,043	48,469	50,708	56,480	44,279

Noninterest income
Deposit fee income	2,320	2,692	3,047	3,188	3,298
Mortgage banking and other loan fees	(1,261)	(865)	2,065	(1,122)	1,085
Net gain on sales of loans	8,618	4,939	4,083	5,681	3,044
Net gain on sales of branches	—	—	14,410	—	—
Bargain purchase gain	—	—	—	—	41,977
FDIC loss sharing income	(1,068)	(244)	(2,420)	(3,434)	(113)
Accelerated discount on acquired loans	8,198	3,742	3,663	4,326	6,466
Net gain (loss) on sales of securities	(107)	—	244	—	(2,310)
Other income	4,730	5,570	4,882	5,312	4,293
Total noninterest income	21,430	15,834	29,974	13,951	57,740

Noninterest expense
Salary and employee benefits	29,212	25,632	29,795	30,466	35,851
Occupancy and equipment expense	7,666	6,911	7,981	7,871	9,043
Data processing fees	1,854	789	1,610	2,260	1,740
Professional service fees	3,543	3,323	2,964	2,628	4,037
FDIC loss sharing expense	949	406	245	983	524
Bank acquisition and due diligence fees	1,412	329	239	268	2,929
Marketing expense	1,095	1,226	1,001	1,605	1,091
Other employee expense	934	658	621	752	643
Insurance expense	1,530	1,615	1,383	868	1,831
Other expense	8,400	7,209	5,424	6,370	7,759
Total noninterest expense	56,595	48,098	51,263	54,071	65,448
Income before income taxes	13,878	16,205	29,419	16,360	36,571
Income tax provision (benefit)	4,441	3,703	9,904	(4,246)	(1,656)
Net income	$9,437	$12,502	$19,515	$20,606	$38,227

Earnings per share:
Basic	$0.13	$0.18	$0.28	$0.29	$0.56
Diluted	$0.12	$0.16	$0.26	$0.27	$0.52
Average common shares outstanding - basic	70,216	70,136	70,092	70,021	68,121
Average common shares outstanding - diluted	75,103	75,759	75,752	75,659	73,377

Total comprehensive income	$12,227	$14,265	$19,369	$25,254	$43,808

Talmer Bancorp, Inc.

Selected Financial Information

(Unaudited)

	2015	2014
(Dollars in thousands, except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings Summary
Interest income	$55,128	$55,002	$55,616	$55,213	$51,192
Interest expense	4,092	3,539	3,399	2,835	2,987
Net interest income	51,036	51,463	52,217	52,378	48,205
Provision for loan losses - uncovered	3,412	5,655	7,784	3,219	6,424
Benefit for loan losses - covered	(1,419)	(2,661)	(6,275)	(7,321)	(2,498)
Bargain purchase gains	—	—	—	—	41,977
Noninterest income	21,430	15,834	29,974	13,951	57,740
Noninterest expense	56,595	48,098	51,263	54,071	65,448
Income before income taxes	13,878	16,205	29,419	16,360	36,571
Income tax provision (benefit)	4,441	3,703	9,904	(4,246)	(1,656)
Net income	9,437	12,502	19,515	20,606	38,227

Per Share Data
Basic earnings per common share	$0.13	$0.18	$0.28	$0.29	$0.56
Diluted earnings per common share	0.12	0.16	0.26	0.27	0.52
Book value per common share	10.63	10.80	10.59	10.33	10.05
Tangible book value per share (1)	10.38	10.61	10.40	10.11	9.82
Shares outstanding (in thousands)	70,938	70,532	70,504	70,451	69,962
Average common diluted shares (in thousands)	75,103	75,759	75,752	75,659	73,377

Selected Period End Balances
Total assets	$6,279,951	$5,872,264	$5,745,767	$5,611,649	$5,425,576
Securities available-for-sale	730,393	740,819	734,489	731,700	632,047
Total loans	4,473,677	4,249,127	4,035,125	3,755,487	3,643,196
Uncovered loans	4,156,084	3,902,637	3,631,333	3,296,207	3,145,276
Covered loans	317,593	346,490	403,792	459,280	497,920
FDIC indemnification asset	50,702	67,026	82,441	102,694	119,045
Total deposits	4,778,574	4,548,863	4,485,597	4,296,534	4,386,332
Total liabilities	5,526,098	5,110,657	4,999,115	4,883,704	4,722,548
Total shareholders’ equity	753,853	761,607	746,652	727,945	703,028
Tangible shareholders’ equity (1)	736,131	748,572	732,956	712,567	686,926

Performance and Capital Ratios
Return on average assets	0.62%	0.85%	1.36%	1.51%	2.75%
Return on average equity	4.97	6.63	10.56	11.61	22.15
Net interest margin (fully taxable equivalent) (2)	3.80	3.89	4.05	4.34	3.95
Core efficiency ratio (1)	68.60	67.09	70.81	71.97	82.12
Tangible average equity to tangible average assets (1)	12.32	12.67	12.64	12.78	12.17
Tier 1 leverage ratio (3)	11.66	11.56	11.45	11.71	11.13
Tier 1 risk-based capital (3)	13.07	15.20	15.56	16.16	16.54
Total risk-based capital (3)	14.11	16.44	16.76	17.31	17.60

Asset Quality Ratios:
Net charge-offs to average loans, excluding covered loans	0.27%	0.18%	0.25%	0.20%	0.17%
Nonperforming assets as a percentage of total assets	1.55	1.78	1.73	1.60	1.79
Nonperforming loans as a percent of total loans	1.25	1.34	1.38	1.04	1.13
Nonperforming loans as a percent of total loans, excluding covered loans	0.86	0.90	1.19	0.79	0.81
Allowance for loan losses as a percentage of period-end loans	1.17	1.30	1.38	1.52	1.67
Allowance for loan losses-uncovered as a percentage of period-end uncovered loans	0.83	0.87	0.82	0.74	0.72
Allowance for loan losses as a percentage of nonperforming loans, excluding loans accounted for under ASC 310-30	41.84	39.39	33.68	42.07	50.61

(1)  See section entitled “Reconciliation of Non-GAAP Financial Measures.”

(2)  Presented on a tax equivalent basis using a 35% tax rate for all periods presented.

(3) First quarter 2015 is estimated.

Talmer Bancorp, Inc.

Loan Data

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2015	2014	2014	2014	2014

Uncovered loans
Residential real estate	$1,474,042	$1,426,012	$1,430,939	$1,362,869	$1,267,714
Commercial real estate
Non-owner occupied	919,287	888,650	814,179	731,743	742,151
Owner-occupied	459,002	417,843	379,964	371,406	377,678
Farmland	26,617	4,445	19,218	28,199	27,964
Total commercial real estate	1,404,906	1,310,938	1,213,361	1,131,348	1,147,793
Commercial and industrial	947,735	869,477	790,867	647,090	573,268
Real estate construction	140,893	131,686	102,920	112,866	143,569
Consumer	188,508	164,524	93,246	42,034	12,932
Total uncovered loans	4,156,084	3,902,637	3,631,333	3,296,207	3,145,276

Covered loans
Residential real estate	103,429	108,226	113,228	117,507	119,408
Commercial real estate
Non-owner occupied	97,661	108,692	121,491	142,846	143,460
Owner-occupied	63,031	70,492	80,990	91,829	108,630
Farmland	6,684	7,478	17,015	21,541	27,059
Total commercial real estate	167,376	186,662	219,496	256,216	279,149
Commercial and industrial	29,384	32,648	47,252	60,497	71,155
Real estate construction	8,443	9,389	13,734	14,391	16,895
Consumer	8,961	9,565	10,082	10,669	11,313
Total covered loans	317,593	346,490	403,792	459,280	497,920

Total loans	$4,473,677	$4,249,127	$4,035,125	$3,755,487	$3,643,196

Talmer Bancorp, Inc.

Impaired Loans

(Unaudited)

	2015	2014
(Dollars in thousands)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Uncovered
Nonperforming troubled debt restructurings
Residential real estate	$4,418	$3,984	$2,284	$1,920	$2,189
Commercial real estate	4,031	2,644	3,122	2,842	2,664
Commercial and industrial	43	180	135	541	526
Real estate construction	147	—	—	—	—
Consumer	89	83	84	90	2
Total nonperforming troubled debt restructurings	8,728	6,891	5,625	5,393	5,381

Nonaccrual loans other than nonperforming troubled debt restructurings
Residential real estate	13,683	13,390	13,449	11,708	11,633
Commercial real estate	11,120	11,112	9,456	6,590	6,174
Commercial and industrial	1,892	3,370	14,339	2,074	1,723
Real estate construction	—	174	253	158	582
Consumer	254	174	161	76	100
Total nonaccrual loans other than nonperforming troubled debt restructurings	26,949	28,220	37,658	20,606	20,212
Total nonaccrual loans	35,677	35,111	43,283	25,999	25,593
Other real estate owned and repossessed assets (1)	30,761	36,872	32,046	39,848	45,716
Total nonperforming assets	66,438	71,983	75,329	65,847	71,309

Performing troubled debt restructurings
Residential real estate	1,875	1,368	1,802	1,628	828
Commercial real estate	2,625	3,785	2,961	2,588	3,003
Commercial and industrial	2,171	840	652	995	1,365
Real estate construction	89	90	92	94	96
Consumer	220	234	56	29	30
Total performing troubled debt restructurings	6,980	6,317	5,563	5,334	5,322
Total uncovered impaired assets	$73,418	$78,300	$80,892	$71,181	$76,631

Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$72	$53	$595	$305	$3

Covered
Nonperforming troubled debt restructurings
Residential real estate	$1,623	$1,363	$1,304	$1,408	$962
Commercial real estate	13,617	14,343	4,144	4,861	6,235
Commercial and industrial	1,476	2,043	2,438	2,089	2,780
Real estate construction	267	272	614	595	1,023
Consumer	28	13	42	15	25
Total nonperforming troubled debt restructurings	17,011	18,034	8,542	8,968	11,025

Nonaccrual loans other than nonperforming troubled debt restructurings
Residential real estate	441	485	433	426	368
Commercial real estate	1,180	1,380	1,313	1,489	1,563
Commercial and industrial	1,233	1,517	1,653	1,751	2,124
Real estate construction	451	441	441	439	442
Consumer	—	—	—	1	—
Total nonaccrual loans other than nonperforming troubled debt restructurings	3,305	3,823	3,840	4,106	4,497
Total nonaccrual loans	20,316	21,857	12,382	13,074	15,522
Other real estate owned and repossessed assets (1)	10,709	10,719	11,835	10,975	10,184
Total nonperforming assets	31,025	32,576	24,217	24,049	25,706

Performing troubled debt restructurings
Residential real estate	3,069	3,046	2,860	2,821	2,582
Commercial real estate	8,923	9,017	14,915	16,102	15,056
Commercial and industrial	993	1,137	2,119	2,962	3,030
Real estate construction	256	264	108	109	111
Total performing troubled debt restructurings	13,241	13,464	20,002	21,994	20,779
Total covered impaired assets	$44,266	$46,040	$44,219	$46,043	$46,485

Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$—	$—	$—	$49	$7

(1) Excludes closed branches and operating facilities.

Talmer Bancorp, Inc.

Net Interest Income and Net Interest Margin

(Unaudited)

	Three months ended
	March 31, 2015			December 31, 2014			March 31, 2014
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Earning assets:
Interest-earning balances	$156,828	$86	0.22%	$147,713	$94	0.25%	$401,306	$216	0.22%
Federal funds sold and other short-term investments	97,419	165	0.69	69,897	126	0.71	70,688	140	0.80
Investment securities (3):
Taxable	494,079	2,323	1.91	519,774	2,263	1.73	475,885	1,866	1.59
Tax-exempt	236,469	1,615	3.69	223,580	1,610	3.82	185,903	1,965	5.79
FHLB Stock	20,681	245	4.81	18,671	177	3.77	22,426	222	4.02
Gross uncovered loans (4)	4,100,979	49,511	4.90	3,865,553	45,863	4.71	3,218,673	39,691	5.00
Gross covered loans (4)	329,767	10,433	12.83	377,776	12,408	13.03	513,608	13,810	10.90
FDIC indemnification asset	62,485	(9,250)	(60.03)	77,865	(7,539)	(38.41)	127,983	(6,718)	(21.29)
Total earning assets	5,498,707	55,128	4.11%	5,300,829	55,002	4.16%	5,016,472	51,192	4.19%
Non-earning assets:
Cash and due from banks	91,194			101,884			118,886
Allowance for loan losses	(53,268)			(52,808)			(61,913)
Premises and equipment	48,376			50,130			55,716
Core deposit intangible	14,201			13,334			16,794
Goodwill	1,723			—			—
Other real estate owned and repossessed assets	48,562			48,983			59,558
Loan servicing rights	60,185			73,059			80,065
FDIC receivable	5,473			11,013			7,067
Company-owned life insurance	100,923			97,081			40,963
Other non-earning assets	234,502			223,685			217,081
Total assets	$6,050,578			$5,867,190			$5,550,689

Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$772,181	$290	0.15%	$676,994	$194	0.11%	$709,274	$224	0.13%
Money market and savings deposits	1,211,958	471	0.16	1,174,132	457	0.15	1,396,282	494	0.14
Time deposits	1,264,103	1,827	0.59	1,219,758	1,546	0.50	1,327,397	1,491	0.46
Other brokered funds	589,239	623	0.43	543,784	527	0.38	80,000	29	0.15
Short-term borrowings	49,839	79	0.65	165,515	90	0.22	102,633	175	0.69
Long-term debt	401,880	802	0.81	326,924	725	0.88	211,735	574	1.10
Total interest-bearing liabilities	4,289,200	4,092	0.39%	4,107,107	3,539	0.34%	3,827,321	2,987	0.32%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	921,359			934,143			968,023
FDIC clawback liability	27,107			25,923			25,075
Other liabilities	53,547			45,272			40,063
Shareholders’ equity	759,365			754,745			690,207
Total liabilities and shareholders’ equity	$6,050,578			$5,867,190			$5,550,689

Net interest income		$51,036			$51,463			$48,205

Interest spread			3.72%			3.82%			3.87%
Net interest margin as a percentage of interest-earning assets			3.76%			3.85%			3.90%
Tax equivalent effect			0.04%			0.04%			0.05%
Net interest margin as a percentage of interest-earning assets (FTE)			3.80%			3.89%			3.95%

(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.

(2) Average rates are presented on an annual basis and include a taxable equivalent adjustment to interest income of $534 thousand, $542 thousand and $688 thousand on tax-exempt securities for the three months ended March 31, 2015, December 31, 2014, and March 31, 2014, respectively, using the statutory tax rate of 35%.

(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4) Includes nonaccrual loans.

Talmer Bancorp, Inc.

Reconciliation of Non-GAAP Financial Measures (1)

(Unaudited)

	2015	2014
(Dollars in thousands, except per share data)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter

Tangible shareholders’ equity:
Total shareholders’ equity	$753,853	$761,607	$746,652	$727,945	$703,028
Less:
Core deposit intangibles	14,796	13,035	13,696	15,378	16,102
Goodwill	2,926	—	—	—	—
Tangible shareholders’ equity	$736,131	$748,572	$732,956	$712,567	$686,926

Tangible book value per share:
Shares outstanding	70,938	70,532	70,504	70,451	69,962
Tangible book value per share	$10.38	$10.61	$10.40	$10.11	$9.82

Tangible average equity to tangible average assets:
Average assets	$6,050,578	$5,867,190	$5,747,108	$5,446,347	$5,550,689
Average equity	759,365	754,745	738,870	709,982	690,207
Average core deposit intangibles	14,201	13,334	14,398	15,740	16,794
Average goodwill	1,723	—	—	—	—
Tangible average equity to tangible average assets	12.32%	12.67%	12.64%	12.78%	12.17%

Core efficiency ratio:
Net interest income	$51,036	$51,463	$52,217	$52,378	$48,205
Noninterest income	21,430	15,834	29,974	13,951	57,740
Total revenue	72,466	67,297	82,191	66,329	105,945
Less:
(Expense)/benefit due to change in the fair value of loan servicing rights	(4,084)	(3,656)	(176)	(4,200)	(2,205)
FDIC loss sharing income	(1,068)	(244)	(2,420)	(3,434)	(113)
Net gains on sales of branches	—	—	14,410	—	—
Bargain purchase gain	—	—	—	—	41,977
Total core revenue	77,618	71,197	70,377	73,963	66,286

Total noninterest expense	56,595	48,098	51,263	54,071	65,448
Less:
Transaction and integration related costs	3,347	329	1,428	837	11,015
Total core noninterest expense	53,248	47,769	49,835	53,234	54,433

Core efficiency ratio	68.60%	67.09%	70.81%	71.97%	82.12%

(1) Management believes these non-GAAP financial measures provide useful information to both management and investors that is supplementary to our financial condition and results of operations in accordance with GAAP; however, we do acknowledge that our non-GAAP financial measures have a number of limitations.  As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use.